Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Second Quarter 2006 Earnings and

Filing of Quarterly Report on Form 10-Q

and Quarterly Financial and Statistical Supplement

with the Securities and Exchange Commission

Burr Ridge, Illinois - (August 14, 2006) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and a Quarterly Financial and Statistical Supplement on Form 8-K, with the U.S. Securities and Exchange Commission (the “SEC”).

BankFinancial reported net income of $2.9 million, or $0.13 per common share, for the three months ended June 30, 2006, compared to $2.8 million for the three months ended June 30, 2005 and net income of $6.0 million, or $0.27 per common share, for the six months ended June 30, 2006, compared to $4.5 million for the six months ended June 30, 2005. There are no earnings per share to report for the three-month or six-month periods ending June 30, 2005 because we had no shares of common stock outstanding prior to the completion of our mutual-to-stock conversion on June 23, 2005.

At June 30, 2006, BankFinancial had total assets of $1.672 billion, total loans of $1.280 billion, total deposits of $1.138 billion and stockholders’ equity of $335 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement are available at BankFinancial’s Internet site, www.bankfinancial.com under Stockholder Information and at the SEC’s Internet site, www.sec.gov. Management will review second quarter 2006 results in a conference call and webcast for stockholders and analysts on Tuesday, August 15, 2006 at 9:30 a.m. Central Time. The conference call may be accessed by calling (866) 314-9013 and using participant passcode 60460691. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. CDT on August 29, 2006 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information

Contact:	Shareholder, Analyst and Investor Inquiries:	Media Inquiries:

	Terence C. Wise, Vice President – Investor Relations BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams, Executive Vice President –Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234